Exhibit 5.1

1900 K St. NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

February 10, 2026

Hercules Capital, Inc.

1 North B Street, Suite 2000

San Mateo, California 94401

Re: Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Hercules Capital, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of a Registration Statement (including the documents incorporated by reference therein, the “Registration Statement”) on Form N-2 (File No. 333-283735), originally filed on December 11, 2024 with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (as amended, the “Securities Act”), and the final prospectus supplement, dated February 5, 2026 (including the base prospectus filed therewith and the documents incorporated by reference therein, the “Prospectus Supplement”), filed with the Commission on February 9, 2026 pursuant to Rule 424(b) under the Securities Act, relating to the proposed issuance by the Company of $300.0 million aggregate principal amount of 5.350% notes due 2029 (the “Notes”), to be sold to underwriters pursuant to an underwriting agreement substantially in the form filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 10, 2026 (the “Underwriting Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and we express no opinion herein as to any matter other than as to the legality of the Indenture (as defined below) and the Notes.

The Notes are to be issued pursuant to the indenture dated as of March 6, 2012 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the tenth supplemental indenture, dated as of February 10, 2026 (the “Tenth Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Prospectus Supplement;

(iii)	the Underwriting Agreement;

(iv)	the Indenture;

(v)	a specimen copy of the form of the Notes to be issued pursuant to the Indenture;

(vi)	the Articles of Amendment and Restatement of the Company, dated as of June 8, 2005 (the “Articles of Amendment and Restatement”);

(vii)	the Articles of Amendment of the Company dated as of March 6, 2007 (“Amendment 1”);

Hercules Capital, Inc. February 10, 2026 Page 2

(viii)	the Articles of Amendment of the Company dated as of April 5, 2011 (“Amendment 2”);

(ix)	the Articles of Amendment of the Company dated as of April 3, 2015 (“Amendment 3”);

(x)	the Articles of Amendment of the Company dated as of February 23, 2016 (“Amendment 4”);

(xi)

the Articles of Amendment of the Company dated as of October 28, 2024 (“Amendment 5,” and, collectively with Amendment 1, Amendment 2, Amendment 3, Amendment 4 and the Articles of Amendment and Restatement, the “Articles”);

(xii)	the Amended and Restated Bylaws of the Company effective as of March 19, 2020;

(xiii)	a certificate of good standing with respect to the Company issued by the State Department of Assessments and Taxation of Maryland as of a recent date; and

(xiv)	resolutions approved by the Company’s board of directors (the “Board”) as of February 2, 2026 and resolutions approved by the pricing committee dated February 5, 2026.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion) and certificates and written statements of agents, officers, directors, employees and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, and the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company). We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the opinion expressed below.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.	The Base Indenture constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.	The Tenth Supplemental Indenture constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.

When duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the issuance of the Notes:

(i)	the Company is duly incorporated and validly existing in good standing under the laws of the State of Maryland;

(ii)	the Indenture and the Notes have been duly authorized, executed and delivered by each party thereto (other than the Company);

(iii)	the terms of the Notes as established comply with the applicable requirements of the Investment Company Act of 1940, as amended; and

(iv)	the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof.

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The opinions set forth herein as to enforceability of obligations of the Company are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; (iv) requirements that a claim with respect to any debt securities denominated other than in U.S. dollars (or a judgment denominated other than in U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

We are members of the bar of the State of New York, and the foregoing opinions are limited to the federal laws of the United States of America, the laws of the State of New York and, to the extent relevant to the opinion expressed herein, the applicable provisions of the Maryland General Corporation Law. We express no opinion concerning the laws of any other jurisdiction, and we express no opinion concerning any state securities or “blue sky” laws, rules or regulations, or any federal, state, local or foreign laws, rules or regulations. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP